                                                                               .
                                                                               .
                                                                               .
                                                                    EXHIBIT 99.1


                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                      CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                                             March 29,     December 28,
                                                                                                2002           2001
                                                                                           -------------    -----------
                                                                                            (Unaudited)
                                                          ASSETS                                   (In thousands)
Current assets:
      Cash and cash equivalents...........................................................  $  45,278       $   66,770
      Receivables, net....................................................................    309,164          293,699
      Prepaid expenses and other current assets...........................................     16,375           15,044
      Land held for sale..................................................................     25,748           23,454
                                                                                             --------        ---------
          Total current assets............................................................    396,565          398,967
Property, plant and equipment, at cost:
      Land, buildings and improvements....................................................     12,755           13,892
      Machinery and equipment.............................................................    110,178          108,094
                                                                                             --------        ---------
                                                                                              122,933          121,986
          Less accumulated depreciation and amortization..................................     62,594           59,838
                                                                                             --------        ---------
               Net property, plant and equipment..........................................     60,339           62,148

Cost in excess of net assets of acquired businesses.......................................        538              646
Other assets   ...........................................................................     56,335           55,874
                                                                                            ---------        ---------
          Total assets....................................................................  $ 513,777         $517,635
                                                                                            =========         ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Liabilities not subject to compromise (post-petition):
Current liabilities:
      Accounts payable....................................................................  $ 106,912       $        -
      Accrued liabilities.................................................................     22,669                -
      Debtor-in-possession financing......................................................     50,000                -
                                                                                            ---------        ---------
          Total current liabilities not subject to compromise.............................    179,581                -

Liabilities subject to compromise (pre-petition):
      Accounts payable....................................................................    121,762          261,601
      Accrued liabilities.................................................................     81,709          114,473
      Billings in excess of revenues......................................................     39,441           38,570
      Debt in default.....................................................................    772,107          753,315
                                                                                             --------        ---------
Total liabilities subject to compromise...................................................  1,015,019        1,167,959
Other long-term accrued liabilities.......................................................      6,700            6,551
Minority interest in subsidiary...........................................................        805              799
Stockholders' equity:
      Preferred stock, $100 par value; 180,000 shared authorized:
          7% cumulative convertible exchangeable, 20,556 shares issued
               and outstanding............................................................      2,056            2,056
          6% cumulative convertible participating, 46,095 shares authorized, issued
               and outstanding............................................................      4,609            4,609
      Common stock, $.01 par value; 50,000,000 shares authorized;
          23,058,291 shares issued........................................................        231              231
      Treasury stock at cost 1,030,447 shares.............................................     (4,867)          (4,867)
      Additional paid-in capital..........................................................    350,990          350,990
      Unearned compensation, restricted stock.............................................       (567)            (635)
      Deficit............................................................................. (1,038,096)      (1,007,479)
      Accumulated translation adjustment..................................................     (2,684)          (2,579)
                                                                                             --------       ----------
          Total stockholders' equity (deficit)............................................   (688,328)        (657,674)
                                                                                             --------       ----------
          Total liabilities and stockholders' equity (deficit)............................   $513,777         $517,635
                                                                                             ========         ========

                             See accompanying notes

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                                          Three Months Ended
                                                                          ------------------
                                                                        March 29,     March 30,
                                                                          2002          2001
                                                                          ----          ----
                                                                              (Unaudited)
Revenues...........................................................  $   229,932   $   333,492
Cost and expenses:
     Cost of revenues..............................................      219,793       293,176
     Selling, general and administrative expenses..................       36,460        12,814
     Amortization of goodwill......................................            -         5,030
                                                                     -----------   -----------
Operating income...................................................      (26,321)       22,472

Interest expense, net..............................................        4,296        18,923
                                                                     -----------   -----------
Income before income taxes.........................................      (30,617)        3,549
Provision for income taxes.........................................            -         1,366
                                                                     -----------   -----------
Net income.........................................................      (30,617)        2,183

Preferred stock dividends..........................................            -        (1,590)
                                                                     -----------   -----------
Net income (loss) applicable to common stock.......................  $   (30,617)  $       593
                                                                     ============  ===========

Net income (loss) per common share - basic.........................  $   ( 1.41)   $     0.03
                                                                     ===========   ===========

Net income (loss) per common share - diluted ......................  $    (1.41)   $     0.03
                                                                     ===========   ===========

Weighted average common shares outstanding:
Basic..............................................................       21,790        21,780
                                                                     ===========   ===========
Diluted............................................................       21,790        21,983
                                                                     ===========   ===========


                             See accompanying notes

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                                                                                 Three Months Ended
                                                                                                 ------------------
                                                                                               March 29,       March 30,
                                                                                                 2002            2001
                                                                                              ---------      ----------
                                                                                                      (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
      Net income  (loss).....................................................................  $(30,617)     $   2,183
      Adjustments to reconcile net income (loss) to net cash
        used for operating activities:
           Depreciation and amortization.....................................................     2,756          9,613
           Deferred income taxes.............................................................         -          1,181
           Other.............................................................................        75         (1,265)
      Changes in assets and liabilities, net of effects from acquisitions:
           Changes in assets and liabilities.................................................   (61,446)       (11,700)
           Discontinued operations...........................................................         -         (5,835)
                                                                                              ---------      ----------
      Net cash used for operating activities.................................................   (89,232)        (5,823)
CASH FLOWS FROM INVESTING ACTIVITIES:
      Capital expenditures...................................................................      (947)        (3,944)
      Acquisition of businesses..............................................................         -         (7,357)
      Other, net.............................................................................         -             57
                                                                                              ---------      ---------
      Net cash used for investing activities.................................................      (947)       (11,244)
CASH FLOWS FROM FINANCING ACTIVITIES:
      Net borrowing of long-term debt........................................................    68,792         17,543
      Dividends paid on preferred stock......................................................         -         (1,590)
                                                                                              ---------      ----------
      Net cash provided by financing activities..............................................    68,792         15,953
                                                                                              ---------      ---------

Effect of exchange rate changes on cash......................................................      (105)             -
                                                                                              ---------      ---------

Net decrease in cash and cash equivalents....................................................   (21,492)        (1,114)
Cash and cash equivalents at beginning of period.............................................    66,770         15,624
                                                                                              ---------      ---------
Cash and cash equivalents at end of period................................................... $  45,278      $  14,510
                                                                                              =========      =========







                             See accompanying notes

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)


1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of presentation and principles of consolidation

      The condensed consolidated financial statements included herein have been prepared by The IT Group, Inc. (IT or the Company), without audit, and include all adjustments of a normal, recurring nature which are, in the opinion of management, necessary for a fair presentation of the results of operations for the fiscal quarter ended March 29, 2002. The Company uses the equity method to account for certain joint ventures in which the Company does not have in excess of 50% of voting control. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations although the Company believes that the disclosures in these financial statements are adequate to make the information presented not misleading.

      These condensed consolidated financial statements should be read in conjunction with the Company's financial statements for the fiscal year ended December 28, 2001 included in the Form 8-K/A filed by The Shaw Group, Inc. ("Shaw") on July 12, 2002. The results of operations for the fiscal period ended March 29, 2002 are not necessarily indicative of the results for the full fiscal year. The December 28, 2001 balance sheet amounts were derived from audited financial statements as amended.

Recent accounting pronouncements

      In June 2001, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 141, Business Combinations (SFAS No. 141), and No. 142 Goodwill and Other Intangible Assets, (SFAS No. 142). In the first quarter ended March 29, 2002, the Company adopted SFAS No. 142 that requires that goodwill no longer be amortized, but that impairment of goodwill assets is reviewed on a regular basis based on a fair value concept. SFAS No. 142 also removed certain differences between book and tax expense, which has resulted in a reduction of the Company's effective tax rate. If SFAS No. 142 had been in effect during the first quarter ended March 30, 2001, the Company estimates that its diluted earnings per share would have been increased by approximately $0.23 per share. This increase in diluted earnings per share would have resulted from the cessation of goodwill amortization.

      As a result of a continuing deterioration in project performance, volume fluctuations, reduced bonding capacity, the recessionary U.S. economy and the events of September 11, 2001, the Company experienced significant operating losses and liquidity constraints. Due to these indicators of impairment, the Company evaluated the recoverability of acquired assets resulting from prior business acquisitions. This evaluation, which incorporated the fair value of the Company's businesses resulted in a write-off of $528 million related to the unamortized cost in excess of net assets of acquired businesses during the twelve months ended December 28, 2001.

      Under the new rules, goodwill will no longer be amortized but will be subject to annual impairment tests in accordance with SFAS No. 142. Other intangible assets will continue to be amortized over their useful lives. As a result of the impairment charges taken earlier as indicated above, the application of SFAS No. 142 during the quarter ended March 29, 2002 was not material.

Accounting for Derivative Instruments and Hedging Activities

     The Company adopted Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended, (SFAS No. 133) on December 30, 2000, the beginning of its 2001 fiscal year. SFAS No. 133 requires the transition adjustment from adoption to be reported in net income or other comprehensive income, as appropriate, as the cumulative effect of a change in accounting principle. In accordance with the transition provisions of SFAS No. 133, the Company recorded a cumulative transition adjustment to decrease other comprehensive income by $1.3 million, net of related tax effects, to recognize the fair value of its derivative instruments as of the date of adoption. During the quarters ended March 29, 2002 and March 30, 2001, unrealized net losses on derivative instruments of approximately $0.0 million and $2.0 million, respectively, net of related tax effects, were also recorded in other comprehensive income (see Note 11, "Comprehensive income").

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)



     The Company's credit facilities had required it to have a portion of its credit facility borrowings converted from variable rate interest to fixed rate interest. The Company utilized derivative financial instruments, such as interest rate swaps, to fulfill this requirement. As of December 28, 2001, the Company had a $150 million interest rate swap agreement that was scheduled to expire in August 2003, fixing a rate on a like amount of variable rate borrowings where the Company, as the fixed rate payer, pays (receives) the difference between 3-month LIBOR and a fixed rate of 6.455%. The fair value of the swap at December 28, 2001 was an $8.2 million liability classified within our current liabilities on the Consolidated Balance Sheet. The swap was designated as a cash flow hedge instrument upon the adoption of SFAS No. 133 on December 30, 2000, and the swap was a highly effective hedge for the quarters ended March 30, 2001, June 29, 2001 and September 28, 2001 using the variable cash flows method. The amounts of hedge ineffectiveness for each of the three quarterly reporting periods of fiscal 2001 were not significant. During the quarter ended December 28, 2001, however, the swap failed to qualify as an effective hedge due to the Company's default under its credit facilities and a related default on the $150 million interest rate swap agreement. As a result, the hedged transaction was not probable. At the current fair value based on prevailing interest rates as of December 28, 2001, the $5.0 million of accumulated other comprehensive loss (net of related tax effects) related to the swap agreement was charged to earnings as a result of quarterly swap settlements with the counter-party and the ineffective portion of the hedge during 2001 and was recorded as a component of interest expense and income taxes during that quarterly period.

     The Company had an interest rate cap agreement with a notional amount of $126 million expiring in August 2004 which was also classified as a cash flow hedge instrument. For the same reasons described above pertaining to the swap agreement, the cap failed to qualify as an effective hedge during the quarter ended December 28, 2001. Consequently, $0.2 million of accumulated other comprehensive income, net of related tax effects, was reclassified into earnings during that quarter.

Contract accounting and accounts receivable

     Included in receivables, net at March 29, 2002 are billed and other cost-reimbursable receivables of $226 million, costs and estimated profits in excess of billings of $53 million, contract claims and unapproved change orders of $9 million, investments in federal privatization projects of $4 million, and retention of $17 million. Accounts receivable from the U. S. Government at March 29, 2002 were $178 million, or 58% of total accounts receivable. At December 28, 2001 net receivables included billed and other cost-reimbursable receivables of $227 million, costs and estimated profits in excess of billings of $37 million, contract claims and unapproved change orders of $4 million, investments in federal privatization projects of $9 million and retention of $17 million. Accounts receivable from the U. S. Government as of December 28, 2001 were $144 million, or 49% of total accounts receivable.

     Costs and estimated profits in excess of billings typically represent fixed price project amounts earned under the Company's contracts but not yet immediately billable according to the contract terms, which usually consider the passage of time, achievement of certain milestones or completion of the project. Generally, these amounts are expected to be billed and collected in the subsequent year. Billings in excess of revenues represent amounts billed in accordance with contract terms, which are in excess of the amounts includable in revenue.

     Included in accounts receivable at March 29, 2002 is approximately $9 million associated with contract claims and unapproved change orders, which are believed by management to be probable of realization. Most of these claims and change orders are being negotiated or are in arbitration. This amount includes contract claims in litigation (see Note 8,"Contingencies"). The actual amounts realized could be materially different than the amounts recorded.

2.    BANKRUPTCY PROCEEDINGS AND PROPOSED SALE OF COMPANY:

     In September 2001, due to uncertainty with maintaining compliance with the increasingly restrictive financial covenants under its credit facilities, the Company requested, and received approval from its lenders for, an amendment to its credit agreement effective September 27, 2001. The amendment revised financial covenants for maximum EBITDA leverage, minimum interest coverage, minimum fixed charge coverage, and net worth, for the quarters ended September 28, 2001 and December 28, 2001. As amended, the Company was compliant with its credit agreement at September 28, 2001. The September 2001 amendment was the first step of an intended two-step credit facilities amendment process.

As a result of continuing deterioration in project performance, volume fluctuations, lack of bonding availability, the recessionary U.S. economy and the events of September 11, 2001, the Company announced on December 31, 2001 that it would

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)




not be in compliance with the financial covenants of its credit facilities at December 28, 2001 and that it was working with its senior lenders to reach a satisfactory financial arrangement. As a result of the Company's failure to complete the intended two-step amendment of its credit facilities (see Note 4, "Debt in Default"), on January 16, 2002, the Company filed voluntary petitions for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court in Wilmington, Delaware.

     Also on January 16, 2002 the Company signed a letter of intent with The Shaw Group, Inc. ("Shaw") regarding a proposed transaction in which Shaw would acquire substantially all of the Company's assets in exchange for approximately $105 million and the assumption of certain liabilities. The Company estimates the transaction to have a value of approximately $160 million to $200 million (see Note 12, "Subsequent Event").

     In connection with the proposed transaction with Shaw, Shaw has agreed in principle to provide the Company with a debtor-in-possession ("DIP") credit facility of up to $75 million, $25 million of which will be available to the Company upon initial bankruptcy court approval. The remaining $50 million will be available to the Company at Shaw's discretion upon final bankruptcy court approval.

     The bankruptcy filings and the agreement in principle to provide DIP financing from Shaw will allow the Company to provide for an orderly sale of the Company, which will be subject to higher or otherwise better bids in the bankruptcy court process, while enabling the Company to take steps to address its liquidity issues and stabilize operations. The Company's joint ventures and its Canadian subsidiary, Roche Limited Consulting Group, are not included in the bankruptcy reorganization cases, but are included in the proposed asset sale to Shaw and are continuing normal business operations.

     On December 21, 2001, the New York Stock Exchange (the"NYSE") announced that it determined that the common stock of the Company, as well as the depositary shares each representing 1/100th of a share of cumulative convertible exchangeable preferred stock, should be suspended immediately. In January 2002, the NYSE subsequently delisted the Company's common stock and the depositary shares.

3.    BUSINESS ACQUISITIONS:

     W&H Pacific, Inc.

     On May 9, 2000, the Company acquired all of the outstanding capital stock of W&H Pacific, Inc. (W&H Pacific) for $10 million plus approximately $0.5 million in transaction costs, and contingent consideration up to $9 million over the next two years. At March 29, 2002 approximately $5 million of contingent consideration was paid, with up to $4 million of additional contingent consideration potentially payable during 2002. W&H Pacific is an engineering and design firm serving the northwestern United States in the telecommunications, transportation, and land development markets, with annual revenues of approximately $35 million.

      The transaction was accounted for as a purchase in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations". The excess of the purchase price over the fair value of assets acquired and liabilities assumed of $10 million has been finalized and is classified as cost in excess of net assets of acquired businesses and is being amortized over twenty years. The estimated fair value of the assets acquired and liabilities assumed of W&H Pacific, as adjusted, are as follows:


            Description                                                                             Amount
            -----------                                                                             ------
                                                                                                (In thousands)
            Current assets....................................................................       $ 6,701
            Property and equipment............................................................         1,054
            Cost in excess of net assets of acquired businesses...............................        10,434
            Other long term assets............................................................         1,698
            Current liabilities...............................................................         4,592
            Long term liabilities, primarily debt.............................................            66

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)




     As a result of the acquisition of W&H Pacific, the Company has adopted a plan and commenced the process of closing specific overlapping facilities and reducing consolidated employment. The acquired balance sheet included an accrual of $1 million for the estimated W&H Pacific severance and lease termination costs, which was principally paid in 2001.

4.    DEBT IN DEFAULT:

      Debt consists of the following:

                                                                    March 29,   December 28,
                                                                      2002         2001
                                                                 -----------    ----------
     Credit Agreement Debt:
       Revolver borrowings outstanding.......................... $   175,600    $  175,600
         Term Loan B ...........................................     212,250       212,250
         Term Loan C............................................      97,000        97,000
     11.25% Senior Subordinated Notes -  Due 4/1/09 ............     225,000       225,000
     8% Convertible Subordinated Debentures -- Due 10/1/06 .....      31,622        31,622
     Debtor-in-possession financing  ...........................      50,000             -
     Other .....................................................      30,635        11,843
                                                                 -----------    ----------
                                                                     822,107       753,315
     Less debt in default.......................................    (772,107)     (753,315)
                                                                 -----------    ----------

       Total post-petition debt................................. $    50,000    $        -
                                                                 ===========    ==========


5.   FACILITY CLOSURE RESERVES:

     In 2000 and 2001, the Company recorded $1.0 million and $5.9 million in restructuring charges relating to facility closure and downsizing plans. The facility restructuring plans included closing and downsizing offices and warehouses. All facility closure and downsizing actions are to be implemented within one year of the respective charges. Charges to the reserves through March 29, 2002 were $0.6 million. Payments relating to lease obligations, net of sublease recovery estimations, will primarily be incurred through 2002, although some leases on downsized facilities continue through 2006.

     As a result of previous acquisitions, the Company established acquisition-related integration accruals for liabilities recognized in connection with purchase business combinations relating to severance, facility closure and lease termination liabilities. Activity in these reserves for the quarter ended March 29, 2002 were as follows:


               Acquisition-related reserves:                             Quarter Ended March 29, 2002
                 (in thousands)                             -------------------------------------------------------
                                                               Reserve balance                     Reserve balance
                                                            at December 28, 2001    Payments      at March 29, 2002
                                                            --------------------    --------      -----------------
          Severance.....................................       $        1,655    $          -     $        1,655
          Office closure, lease termination and other...                4,282               -              4,282
                                                               --------------    ------------     ---------------
          Total.........................................       $        5,937    $          -     $        5,937
                                                               ==============    ============     ===============




  6.  INCOME TAXES:

     For the year to date period ended March 29, 2002, the Company has not recorded an income tax provision or benefit. For the quarter ended March 30, 2001, the Company recorded an income tax provision of $1.4 million, reflecting an income tax rate of approximately 38.5% on pretax income of $3.5 million which was based upon the estimated tax rate for the entire year. Additionally, as a result of the factors discussed in Note 2, "Bankruptcy Proceedings," the Company filed for protection under Chapter 11 of the U.S. Bankruptcy Code. These factors and the bankruptcy filing make it more likely than not that the Company will not be able to realize deferred tax assets on an ongoing basis. Accordingly, the Company's deferred tax valuation

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)





allowance was increased at December 31, 2001 to $321 million, completely offsetting the value of the Company's deferred tax assets and liabilities.

  7. EARNINGS PER SHARE:

      The following table sets forth the computation of basic and diluted earnings per share:


                                                                               Three months ended
                                                                         ----------------------------
                                                                            March 29,       March 30,
                                                                              2002            2001
                                                                          ----------      ----------
                                                                     (In thousands, except per share data)

      Numerator:
       Net income........................................................ $  (30,617)     $    2,183
       Preferred stock dividends.........................................         --          (1,590)
                                                                          ----------      ----------
       Numerator for basic earnings per share - net income (loss)
         available to common stockholders................................ $  (30,617)     $      593
                                                                          ============    ==========

       Effect of conversion of dilutive securities:
         Preferred stock dividends ......................................         --              --

       Numerator for diluted earnings per share -- net income (loss)
         applicable to common stock...................................... $  (30,617)     $      593
                                                                          ===========     ==========

     Denominator:
       Denominator for basic earnings per share-
         weighted average shares.........................................     21,790          21,780
                                                                          ==========      ==========

       Effect of conversion of dilutive securities:
         Common equivalent shares and nonvested stock (a)................         --             203
         Convertible preferred stock  (a)................................         --              --
                                                                          ----------      ----------

       Denominator for diluted earnings per
         share-adjusted weighted-average shares
         and assumed conversions.........................................     21,790          21,983
                                                                          ==========      ==========

     Net income (loss) per share basic:.................................. $    (1.41)     $     0.03
                                                                          ============    ==========

     Net income (loss) per share diluted:................................ $    (1.41)     $     0.03
                                                                          ============    ==========


     (a) The common stock equivalents, nonvested stock and convertible preferred stock were not included in the diluted earnings per share computation for the quarter ended March 29, 2002 since they were anti-dilutive to the net income available for common stockholders. Additionally, the convertible preferred stock was not included in the computation for the quarter ended March 30, 2001 due to its anti-dilutive nature.

8.   CONTINGENCIES:

     For information regarding legal proceedings of the Company's continuing operations, please see Note 10, "Commitments and contingencies" in the Notes to Consolidated Financial Statements in the Company's financial statements for the fiscal year ended December 28, 2001 included in the Form 8-K/A filed by Shaw on July 12, 2002. See Note 10, "Discontinued operations" of this filing for information regarding the legal proceedings of the discontinued operations of the Company. As a result of the Company's filing for protection under Chapter 11 of the U.S. Bankruptcy Code, all of the Company's ongoing litigation at January 16, 2002, has been stayed pending the outcome of the bankruptcy proceedings.

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)





9.    OPERATING SEGMENTS:

     Organization

     Effective for the period ended September 28, 2001, the Company changed from four reportable segments: Government Services, Commercial Engineering & Construction (Commercial E&C), Consulting & Technology (C&T), and International to three reportable segments. The change involved combining the Commercial E&C segment with the C&T segment into one Commercial Services segment. This is designed to streamline and improve our delivery of services to our commercial clients. The following results have been recast to conform with the Company's revised approach to managing and analyzing segment performance. The Government Services segment provides diversified services to the federal government in the areas of Hazardous, Toxic and Radiological Waste remediation, Outsourced Services for renovation, design/build and facilities management, and Civil Works. The Commercial Services segment provides comprehensive consulting, engineering and construction services to commercial clients, primarily in the petroleum, chemical, manufacturing, transportation, telecommunication, utility and solid waste industries through four business lines: Commercial Services, Solid Waste, Transportation and Telecommunication, and Real Estate Restoration. The International segment provides comprehensive infrastructure and environmental services to multi-national and foreign-based clients with principal operations in Canada, Europe, and Australia.

     Segment Information

                                                Government      Commercial
                                                 Services        Services     International       Total
                                             ---------------  --------------- -------------  -------------
                                                                     (In thousands)

     Quarter ended March 29, 2002
       Revenues................................ $  108,904     $  102,881     $   18,147      $  229,932

       Segment profit..........................        332           (427)          (905)         (1,000)

     Quarter ended March 30, 2001
       Revenues................................ $  166,806     $  145,749     $   20,937      $  333,492

       Segment profit..........................     18,759         16,380            997          36,136




                                                                     Three months ended
                                                                 -------------------------
                                                                   March 29,     March 30,
                                                                     2002          2001
                                                                 ------------   ----------
       Total profit for reportable segments..................... $    (1,000)   $   36,136
       Unallocated amounts:
         Corporate selling, general and administrative, and
           goodwill amortization expenses.......................     (25,321)      (13,664)
         Interest expense, net..................................      (4,296)      (18,923)
                                                                 ------------   ----------

       Income (loss) before income taxes........................ $   (30,617)   $    3,549
                                                                 ============   ==========

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)





10.  DISCONTINUED OPERATIONS:

Overview

     The Company ceased its transportation, treatment and disposal operations over thirteen years ago. The adequacy of the provision for loss is periodically reevaluated in light of the developments since the adoption of the divestiture plan, and management believes that the provision is reasonable; however, the ultimate effect of the divestiture on the consolidated financial condition, liquidity and results of operations of the Company is dependent upon future events, the outcome of which cannot be determined at this time. Outcomes significantly different from those used to estimate the provision for loss could result in a material adverse effect on the consolidated financial condition, liquidity and results of operations of the Company.

Northern California Facilities

     Final approval of closure construction by the California EPA, Department of Toxic Substance Control (DTSC) for the Panoche facility was received in late 2001. The Company maintains environmental insurance coverage that provides for reimbursement of post-closure costs up to the policy limits, which are in excess of the Company's post-closure cost estimates, for the four Northern California Facilities.

     The carrying value of the long-term assets of discontinued operations of $25.8 million at March 29, 2002 is principally comprised of unused residual land at the inactive disposal facilities and assumes that land sales will occur at market prices estimated by the Company based on certain assumptions (entitlements, etc.). During 2001, the Company sold a small parcel of land from the Northern California Facilities for $1.3 million, net of transaction costs. The Company has negotiated a sale agreement for additional parcels of the unused residual land for approximately $12 million, which is equivalent to the Company's market price assumption. The agreement is subject to customary closing conditions including the successful completion of due diligence. There is no assurance as to the timing of development or sales of any of the Company's residual land, or, until sold, the Company's ability to ultimately liquidate the land for the estimated sale prices. If the assumptions used to determine such prices are not realized, the value of the land could be materially different from the current carrying value.

Other Site Cleanup Actions

     The Company, as a major provider of hazardous waste transportation, treatment and disposal operations in California prior to December 1987, has been named a PRP at a number of other sites and may from time to time be so named at additional sites and may also face damage claims by third parties for alleged releases or discharges of contaminants or pollutants arising out of its discontinued operations.

11.      COMPREHENSIVE INCOME (LOSS):

     Comprehensive income represents net income plus the results of certain non-stockholders' equity changes not reflected in the Condensed Consolidated Statements of Operations. The components of comprehensive income, net of tax, were as follows:


                                                                       Three months ended
                                                                 --------------------------
                                                                     March 29,    March 30,
                                                                      2002          2001
                                                                 ------------   -----------
       Net (loss) income                                          $  (30,617)    $   2,183
       Cumulative translation adjustment of a change in
       accounting principle (SFAS No. 133)......................          --        (1,317)
       Unrealized derivative losses on cash flow
         hedges (SFAS No. 133)..................................          --        (1,983)
       Foreign currency translation losses......................        (105)       (1,474)
                                                                 ------------   -----------

       Comprehensive (loss) income .............................  $  (30,722)    $  (2,591)
                                                                 ============   ===========

                               THE IT GROUP, INC.
                             (DEBTOR-IN-POSSESSION)
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)





12.   SUBSEQUENT EVENT

      Effective as of May 3, 2002, substantially all of the assets ($374 million) and the assumption of certain liabilities ($243 million) of the Company and its subsidiaries, other than Beneco Enterprises, Inc. ("Beneco") were acquired by The Shaw Group, Inc. ("Shaw".) The purchase price was approximately $52.5 million in cash and 1,671,336 shares of Shaw's common stock (the value of this stock was approximately $52.5 million at closing). Additionally, Shaw had previously provided the Company with debtor-in-possession financing in connection with the Company's Chapter 11 bankruptcy reorganization proceedings (see Note 2, "Bankruptcy Proceedings"). As part of the closing, Shaw assumed the outstanding balance of the debtor-in-possession financing, which at the closing, was approximately $50 million. The assets acquired included, among other things, certain contracts in progress, accounts receivable, equipment and certain real property. In connection with the acquisition of these assets, Shaw assumed certain liabilities of the Company, including (i) obligations of the Company arising out of performance of contracts assumed by the Company on and after the closing, (ii) certain unpaid accounts payable; and (iii) the other liabilities specifically described in the purchase agreement. On April 25, 2002, a court order was signed under Chapter 11 of the U.S. Bankruptcy Code approving the transaction.

      In a separate transaction, on June 15, 2002, Shaw acquired substantially all of the assets ($32 million) and assumed certain liabilities ($17 million) of Beneco Enterprises, Inc., a wholly-owned subsidiary of the Company. The Beneco acquisition was completed as part of a separate Chapter 11 bankruptcy reorganization proceeding solely for Beneco. Beneco was forced into involuntary bankruptcy by its creditors separate from the Company's bankruptcy proceeding. Shaw entered into an agreement with certain of Beneco's and the Company's surety companies to complete certain contracts-in-progress of Beneco and the Company that were in progress at the time of the bankruptcy filings. In return, Shaw received a cash payment of $13.4 million and assumed the debtor-in-possession financing provided to Beneco by the sureties of $19 million. To complete the acquisition, Shaw provided debtor-in-possession financing to Beneco of $1.6 million and paid cash of $650,000 at the transaction closing.

      Following the sale of substantially all of the Company's assets, the bankruptcy estate (the assets and liabilities excluded from the Shaw transaction) had assets of $48 million and liabilities of $878 million with virtually no ongoing operations. Accordingly, based upon available assets, including those obtained from Shaw, the secured debt holders will be partially repaid and the unsecured creditors, preferred stockholders and common stockholders will substantially never be paid.

      For the past 76 years, the Company has addressed the infrastructure and environmental needs of both private and public sector clients as a leading provider of diversified services, including environmental, engineering, facilities management, construction, emergency response, remediation and information management. Shaw currently plans to continue to use the assets acquired from the Company in substantially the same businesses in which they were used prior to the acquisition.